Exhibit 99.1
Ted Doheny and Ron Keating Elected to Core Natural Resources’ Board of Directors

CANONSBURG, Pa., April 30, 2026 /PRNewswire/ – Today, Core Natural Resources, Inc. (NYSE: CNR) (“Core,” the “company,” “we” or “our”) announced that Edward L. Doheny II and Ronald C. Keating have been elected to its board of directors at Core’s Annual Meeting of Stockholders held on April 30, 2026.

“We are extremely pleased to welcome Ron and Ted to the Core board,” said Jimmy Brock, Core’s chairman and chief executive officer. “Both are proven leaders with exceptional track records of driving operational excellence, innovation, growth and stockholder value, and both bring tremendous business acumen and a wealth of board-related experiences to our high-performing board. I look forward to working with Ted, Ron and the rest of the board to realize Core’s great potential, while operating in tight alignment with our core values of safety and compliance, continuous improvement, and financial performance.”

Ron Keating currently serves as president and chief executive officer of Excelitas Technologies Corp., a leading provider of industrial technologies, precision instrumentation, measurement, and control systems. Prior to joining Excelitas, Keating served as president and chief executive officer of Evoqua Water Technologies, a leading provider of global water treatment solutions and services. Keating also served as president, chief executive officer and chairman of the board of Contech Engineered Solutions Inc., a manufacturer of infrastructure products. Earlier in his career, Keating held a range of senior executive positions at Kennametal Inc., including vice president and president of the Metalworking Solutions and Services Group, and also held various management positions at Ingersoll-Rand Inc. He currently serves on the board of directors of Hayward Holdings, Inc. and is a past director of Enpro Inc., Evoqua Water Technologies Corp., and US Ecology, Inc. Keating holds an M.B.A. from the Kellogg School of Management at Northwestern University and a B.S. in Industrial Distribution from Texas A&M University.

Ted Doheny currently serves as a senior advisor at the Boston Consulting Group. Prior to joining BCG, Doheny served as president and CEO of Sealed Air, a global packaging company; as president and CEO of Joy Global, a global mining equipment manufacturer until it was acquired by Komatsu America Corp. in 2017; and as president and chief operating officer of Joy Mining Machinery. Earlier in his career, Doheny spent 21 years at Ingersoll-Rand Corporation, holding leadership positions across the U.S., Europe, and Asia Pacific, culminating in his role as sector president of Industrial Technologies. In addition, he served as a director of John Bean Technologies, Joy Global, Sealed Air, and Eastman Chemical Company. He is a past member of the executive committee of the National Association of Manufacturers and the National Mining Association, and he was a founding board member of the Alliance to End Plastic Waste. Doheny earned a B.S. in Mechanical Engineering from Cornell University, where he was a Cornell National Scholar, and an M.S.M. in Business from Purdue University.

About Core Natural Resources, Inc.
Core Natural Resources, Inc. (NYSE: CNR) is a world-class producer of high-quality metallurgical and high calorific value thermal coals for the global marketplace. Core’s highly skilled workforce operates a best-in-sector portfolio of large-scale, low-cost longwall mines, including the Pennsylvania Mining Complex, Leer, Leer South, and West Elk mines, along with one of the world’s largest and most productive surface mines, Black Thunder. The company plays an essential role in meeting the world’s growing need for steel, infrastructure, and energy, while simultaneously serving the resurgent requirements of the U.S. power generation fleet. Core has an extensive and strategic logistical network – anchored by ownership positions in two East Coast marine export terminals – that provides reliable and efficient access to seaborne coal markets. The company’s deeply ingrained culture is grounded in safety and compliance, continuous improvement, and financial performance, with an emphasis on stakeholder engagement and stockholder returns. Core was created in January 2025 via the merger of long-time industry leaders CONSOL Energy and Arch Resources and is based in Canonsburg, Pennsylvania.

SOURCE: Core Natural Resources, Inc.

Contacts:

Investor:
Deck Slone, (314) 994-2766
deckslone@coreresources.com

Media:
Erica Fisher, (724) 416-8292
ericafisher@coreresources.com